Skillz Q2 2021 Stockholder Letter

August 3, 2021

Fellow Stockholders,

Skillz (SKLZ) delivered its 22nd consecutive quarter of revenue growth in Q2. We generated 52% revenue growth year-over-year, led by a 53% growth in Paying Monthly Active Users (PMAU). On a sequential basis, revenue grew 7%, driven by 8% growth in Monthly Average Revenue Per Paying User (ARPPU). The primary driver of new user growth is User Acquisition (UA) marketing. Even though we reduced our UA marketing by 15%, PMAU remained constant with the prior quarter.

Revenue ($M)	Paying MAU (M)

In Q2, we made bold investments to capitalize on our first-mover advantage and capture the significant market opportunity we see ahead of us. We also enabled more developers to share their inventiveness with the world by providing them with the platform for the future of mobile gaming.

•Aarki: We announced the acquisition of Aarki, a growing demand-side platform (DSP) with substantial scale in mobile gaming that reaches an audience of more than 465 million monthly consumers. We expect this will result in significant efficiencies in our UA, which can be reinvested to acquire more users to accelerate growth and provide a broader product offering, including media buying capabilities to better serve game developers.
•Data Science: The investments we have been making in data science enable us to enhance the user experience on our platform through greater personalization, which in turn drives better conversion, retention, and monetization. Deploying artificial intelligence to our limited-time marketing programs drove improvements in monetization.
•Exit Games: Yesterday, we announced a $50 million strategic investment in Exit Games, whose advanced game engine technology is the literal definition of a game-changer for Skillz. This deal gives us exclusive partnership rights and perpetual access to the world's most advanced multiplayer servers, and accelerates our timeline to support new game genres such as battle royale.
•Brand: We launched our multi-phase partnership with the NFL, kicking off with a competition for the next great NFL mobile game. Together with the NFL, we selected 14 semi-finalists, and we are confident we will deliver a great new mobile esport to our users and hundreds of millions of NFL fans everywhere.
•Content: We launched and successfully advanced Big Buck Hunter: Marksman through the first phase of scale testing. We are working closely with the developer to optimize the performance of the game in preparation for scaling.

 It takes a talented, world-class team to achieve these kinds of milestones and continued growth. Building that team has been a central focus of our business this quarter, as Skillzians are the foundation of our success. We are pleased to share that, along the way, we continue to be recognized as a great place to work, winning five notable awards in the past three months. Among these, Skillz was recognized as one of the “Best Places to Work” by both the San Francisco Business Times and the Silicon Valley Business Journal. Skillz was also named one of the nation’s “Best Companies for Women to Advance” by Parity.org.

Q2 Business Highlights

Acquisition of Aarki to Drive User Acquisition Efficiency

In Q2, we announced the acquisition of Aarki, and last month it closed. Aarki is a growing demand-side platform that acquires users from publishers on behalf of advertisers such as Skillz. Aarki has substantial scale in mobile gaming, reaching more than 465 million monthly consumers, and uses its rich data engines and proprietary machine learning algorithms to deliver industry-leading ROI to its advertiser customers.

Aarki is a highly complementary acquisition that broaden’s Skillz’s footprint across the rapidly expanding mobile gaming industry by combining our leading monetization with Aarki’s advanced UA capabilities. For developers, Aarki’s proven machine learning will pair with Skillz’s robust first-party data to create an unrivaled value proposition. This integrated ecosystem will unlock new points of connectivity between consumers, developers, and brands, matching the right impression with the right user at the right time.

Integration with Aarki enables us to drive more efficient user acquisition in two ways. First, we will migrate portions of our user acquisition marketing spend to Aarki, thus allowing us to capture the margin (or fees) other DSPs charge us for buying impressions; we also see this as an opportunity to improve our efficiency with our current DSPs by having them compete for our user acquisition marketing spend. Second, we expect to further improve the industry-leading performance of Aarki’s algorithms by integrating our rich first-party data, thus enabling us to acquire users more effectively and efficiently.

We expect this transaction to result in significant savings over time, which can be re-invested to acquire more users and accelerate growth. Looking longer term, we now have a broader product offering, including media buying capabilities that will enable us to better serve the game developers who work with us.

This is also the first step in a long-term plan to monetize non-paying users. In Q2, 81% of the MAU on the platform were not payors. In the future, we could use Aarki’s technology, data, and relationships to sell impressions of our non-paying users to advertisers, which would generate new revenue streams for us and for our developer partners.

Investment in Data Science for a More Personalized User Experience

We have invented several important technologies here at Skillz, many of which are invisible to the user. We have now advanced personalization to the next level by using data science to tune offers and promotions to individual preferences.

In Q2, we deployed artificial intelligence to our limited-time offer marketing programs to drive improvements in monetization. Once, a team of analysts was required to determine which users should get what offers. Now, our machine-learning system looks at a user’s historical pattern, instantly analyzes them, and serves up the perfect offer to help us optimize monetization. This enabled us to personalize the incentive offers that players received based on prior observed behavior and other data signals, which in turn increased user monetization. For instance, a player in Blackout Bingo who took a “10+10” offer—$10 in bonus cash for depositing $10 into their account—might get stepped up to a “50+100” offer—$50 in bonus cash for depositing $100 into their account. By tuning the limited-time offers to individual preferences, we have the potential to generate more revenue from those users over time.

Example of AI-driven Personalization:

We expect that this and other investments in data science will continue to drive improvements in our key KPIs of engagement, retention, conversion, and monetization going forward.

New Strategic Alliance with Exit Games Accelerates Expansion to New Genres

Yesterday, we announced that we have formed a strategic alliance with Exit Games, investing $50 million for a minority stake in the business. Exit Games is a private German company with the world’s most advanced synchronous multiplayer gaming technology, which allows developers to create and host real-time multiplayer games. Its clients include some of the world’s leading publishers, including Square Enix, EA, and Ubisoft, among others.

Real-time games powered by Exit’s Photon Engine:

Through this new partnership, we will accelerate our timeline to support multiplayer synchronous content on our platform by unlocking popular racing, fighting, and first-person shooter games. We look forward to our developer community having the ability to build competitive real-time gameplay in genres such as battle royale. Our permanent access to Exit Games’s foundational technology will enable us to build unrivaled features in tandem with Exit’s game engine. The exclusive use of Exit Games’s technology for prize-based competitions similar to those offered by Skillz will provide significant differentiation in the market. Additionally, the deep technology integration of our platforms provides a tremendous boost in building our roster of sync games.

The NFL Developer Challenge Shows Progress—and Promise

In Q2, we officially launched our multi-phase partnership with the NFL, kicking off with a competition to search for the next great NFL mobile game. Energized by the opportunity to develop a Skillz game with the use of both NFL and individual member team marks, as well as promotional support from both the NFL and Skillz, the developer community responded with significant interest and excitement. We were encouraged by the overwhelming response from both our existing developers as well as many new to Skillz.

 Hundreds of game proposals were submitted. Collaborating with our NFL partners, we reviewed them all and selected 14 semi-finalists, who have moved into the development phase of the challenge. We have been delighted by the ingenuity and originality of the proposals submitted, and are excited about the games we will deliver to our users and hundreds of millions of NFL fans everywhere. We expect to launch the winning game(s) ahead of the 2022 NFL Season.

Legendary Arcade Game Sets Its Sights on Skillz Launch

Earlier this year, arcade game developer Play Mechanix approached Skillz to build a competitive mobile version of one of the nation’s most popular arcade franchises, Big Buck Hunter. Entering the first-person shooter genre is an important milestone for us.
This genre includes games ranging from Fortnite to Call of Duty, and PUBG. Now those fans are able to use their skills in first-person shooter games, and compete, on Skillz.

Big Buck Hunter Marksman:

In Q2, Big Buck Hunter: Marksman was launched and successfully advanced through the first phase of scale testing. The developer highlighted the power of rich game graphics and seamless integration with our platform for a compelling user experience. We are continuing to work closely with the team at Play Mechanix to optimize the performance of the game in preparation for scaling.

Operational Review

We generated 52% year-over-year revenue growth and 53% year-over-year PMAU growth, despite strong headwinds from rising advertising prices and the “Covid bump” in the prior year period, making for a tough comparison.

In Q2 2020, we saw high revenue growth at the onset of the global pandemic, driven by low cost-per-install (CPI) as brand advertisers pulled back on spend, paired with strong federal stimulus and consumers who were sheltering in place. In Q2 2021, conditions were almost entirely reversed: record-high CPI came with the expiration of federal stimulus payments, and consumers no longer sheltering in place. The revenue bump from Covid primarily impacted Q2 2020, and therefore we anticipate year-over-year revenue growth rates in Q3 and Q4 2021 to be less impacted by tough comparisons due to Covid. For 1H 2021, revenue growth was 69% on a year-over-year basis.

High CPI in Q2 2021 continued to drive our focus on improving our systems to target users who are more likely to become payors, achieving a payor conversion rate of 19%.

In the face of rising CPI, we maintained steadfast financial discipline, choosing to prioritize generating attractive returns over revenue growth alone.

The first quarter historically has been the best time to purchase digital media impressions, as consumer products companies pull back on marketing budgets post-holiday and consumers, many of whom have received new devices over the holiday season, look for games to play on them. Recognizing this, we typically invest more in User Acquisition in the first quarter than we do in the second quarter.

In Q2 2021, we reduced our UA investment spend following our boost in the first quarter and deployed more capital to our end-user engagement marketing programs. We decreased UA Marketing from Q1 by $7.2 million, to $47.0 million in Q2 2021, and increased End-user Engagement Marketing from Q1 by $8.9 million to $44.9 million in Q2 2021. The bulk of this increase in End-user Engagement Marketing went towards testing on-system achievements that reward users for engagement and monetization, and those incentives generated an improvement in our payor conversion rate.

When we accelerate investment in these programs, we are looking to learn more about user behavior so that we can develop the most effective programs for the future. We plan to optimize this test spend in the coming months as we collect results from these programs. As we look ahead to coming quarters, we expect to increase efficiency of our marketing programs as we link more programs to our segmentation engine.

There are several measures we are taking to accelerate revenue growth in a high CPI environment. These include:

•Migrating spend to Aarki, and integrating our user data from top of funnel acquisition to in-game engagement, which will significantly improve the efficiency of our User Acquisition Marketing.
•Deploying proven tactics that have been successfully implemented at other companies to grow organic traffic, such as improved ad creative.
•Improving user monetization with innovative technologies, such as AI-based personalization.
•Accelerating the expansion of content on the platform to improve user conversion, engagement, and retention.

We expect these investments to generate improvements in User Acquisition Cost in the second half of this year.

Financial Results

Revenue
Q2 2021 revenue was $89.5 million, up 52% over the prior year period. This was driven by 53% growth in PMAU over the prior year period, which is our most important performance metric. Our Payor Conversion rate was 19%, improving from 12% in the prior year period and up from a 17% conversion rate in the prior quarter. This was driven by improved traffic targeting, investments in engagement marketing, and new technologies such as AI-based personalization, which enable us to optimize the monetization of our users.

Gross Profit
Q2 2021 Gross Profit was $85.1 million, up 52% year-over-year. This was 95% of revenue, same as the prior year period.

Research & Development
Q2 2021 Research and Development was $10.1 million, up 124% over the prior year period. This amount includes $2.4 million of stock-based compensation and one-time nonrecurring expenses. On a non-GAAP basis, Research and Development was 9% of revenue, a 3 percentage point increase from 6% in the prior year period, driven by headcount costs to support the investments in new features and infrastructure to build the foundations for our long-term growth.

Sales & Marketing
Q2 2021 Sales and Marketing was $99.5 million, up 90% over the prior year period. We invested in Sales and Marketing to drive growth and scale. This amount includes $2.7 million of stock-based compensation and one-time nonrecurring expenses. On a non-GAAP basis, Sales and Marketing was 108% of revenue, a 21 percentage point increase from 87% in the prior year period. On a sequential basis, Sales and Marketing was 5 percentage points lower than 113% of revenue in Q1 2021. Sales and Marketing is predominantly comprised of Engagement Marketing and User Acquisition Marketing. Engagement Marketing programs are designed to improve the engagement and monetization of existing users on the platform and primarily consist of certain bonus cash programs and league payouts; User Acquisition programs are designed to bring new users to the platform and primarily consist of media spend to acquire users from digital ad networks.

Engagement Marketing was $44.9 million, up 92% over the prior year period. This was 50% of Revenue, an 10 percentage point increase from 40% in the prior year period. On a sequential basis, Engagement Marketing was 7 percentage points higher than 43% of revenue in Q1 2021. This was driven by investment in on-system achievements programs discussed in the Operational Review above.

User Acquisition Marketing was $47.0 million, up 84% over the prior year period. This was 53% of revenue, a 10 percentage point increase from 43% in the prior year period, driven by higher ad prices. On a sequential basis, User Acquisition Marketing was 12 percentage points lower than 65% of revenue in Q1 2021. This was due to our planned pull-back on User Acquisition Marketing combined with a high CPI environment, which led us to enforce financial discipline on our UA investment.

General & Administrative
In Q2, General and Administrative was $25.4 million, up 118% over the prior year period. This amount includes $12.8 million in stock-based compensation and one-time nonrecurring expenses. On a non-GAAP basis, General and Administrative was 14% of revenue, a 6 percentage point increase from 8% in the prior year period, driven by investment in headcount and public company costs. In Q2, we incurred approximately $2.7 million in public company costs, primarily related to higher insurance, accounting, legal, and filing expenses. If Q2 2020 General and Administrative had included the burden of public company costs described above, it would have represented 12% of revenue.

Net Loss
Q2 2021 Net Loss increased to $79.6 million from $20.2 million in the prior year period. The increase was primarily driven by $29.6 million change in fair value of common stock warrant liabilities, as well as increased investment in headcount and marketing related expenses.

Adjusted EBITDA
Our Adjusted EBITDA was $(31.6) million, $28.3 million lower than the prior year period. This was primarily driven by our strategy to increase User Acquisition Marketing investment in order to accelerate penetration of the market, as well as an increase in End-user Engagement Marketing to raise engagement and monetization.

In Q2, User Acquisition Marketing was $47.0 million, $21.4 million higher than the prior year period. Accordingly, our Q2 Adjusted EBITDA before User Acquisition Marketing was $15.5 million, $6.8 million lower than the prior year period. This was primarily driven by the increased investment in End-user Engagement Marketing and headcount in addition to public company costs.

Balance Sheet
We ended the second quarter with $692.8 million of cash and no debt. On July 16, 2021, we provided notice of redemption for our public warrants.

Outlook/Guidance

We updated our full year 2021 revenue guidance from $375 million to $376 million for Skillz on a stand-alone basis, plus $13 million of revenue contribution from the business combination with Aarki for the remainder of 2021 following the closing of the acquisition, resulting in combined revenue of $389 million.

We plan to continue to exercise financial discipline in our marketing spend in Q3. If the cost of acquiring users remains high in Q3, we may continue to lean towards engagement marketing, relative to user acquisition investment.

Closing

At Skillz, we are dedicated to a mission of building the future of competition—for the developers who invent our games, the players who play them, and the brand partners who share our vision of gamifying the everyday.

We’re grateful to have you with us on this journey as we realize our vision of connecting the world through the power of competition.

Game on!

Andrew Paradise
Founder & CEO

Use of Non-GAAP Financial Measures

In this letter, the Company includes Adjusted EBITDA and Non-GAAP Operating Expenses, which are non-GAAP performance measures that the Company uses to supplement its results presented in accordance with U.S. GAAP. As required by the rules of the Securities and Exchange Commission (“SEC”), the Company has provided herein a reconciliation of the non-GAAP financial measures contained in this letter to the most directly comparable measures under GAAP. The Company’s management believes Adjusted EBITDA and Non-GAAP Operating Expenses are useful in evaluating its operating performance and are similar measures reported by publicly-listed U.S. competitors, and regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. By providing these non-GAAP measures, the Company’s management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Further, Non-GAAP Operating Expenses is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

The Company defines and calculates Adjusted EBITDA as net loss before interest, other non-operating expense or income, provision for income taxes, and depreciation and amortization, and further adjusted for stock-based compensation and other special items determined by management, including, but not limited to, fair value adjustments for certain financial liabilities (including derivatives) associated with debt and equity transactions and impairment charges, as they are not indicative of business operations. The Company defines and calculates Non-GAAP Operating Expenses as GAAP Operating Expenses adjusted for stock-based compensation, one-time transaction expenses and other special items determined by management, including, but not limited to impairment charges, as they are not indicative of business operations.

Forward-Looking Statements

This letter includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the Company’s actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, the ability of Skillz to: realize the benefits expected from the business combination; effectively compete in the global entertainment and gaming industries; attract and retain successful relationships with the third party developers that develop and update all of the games hosted on Skillz’s platform; comply with laws and regulations applicable to its business; and as well as other risks and uncertainties indicated from time to time in the Company’s SEC filings, including those under “Risk Factors” therein, which are available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that the Company makes from time to time with the SEC. In addition, any forward-looking statements contained in this letter are based on assumptions that the Company believes to be reasonable as of this date. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, except as required by law.

Contacts:
Investors: ir@skillz.com

Skillz Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except for number of shares and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenue	$89,491	$58,878	$173,168	$102,437
Costs and expenses:
Cost of revenue	4,386	2,937	8,642	5,704
Research and development	10,140	4,518	17,422	8,884
Sales and marketing	99,523	52,369	195,846	99,194
General and administrative	25,432	11,642	52,716	16,475
Total costs and expenses	139,481	71,466	274,626	130,257
Loss from operations	(49,990)	(12,588)	(101,458)	(27,820)
Interest expense, net	(25)	(957)	(49)	(1,273)
Change in fair value of common stock warrant liabilities	(29,595)	—	(31,703)	—
Other income (expense), net	80	(6,584)	130	(6,533)
Loss before income taxes	(79,530)	(20,129)	(133,080)	(35,626)
Provision for income taxes	65	28	107	53
Net loss	$(79,595)	$(20,157)	$(133,187)	$(35,679)
Net loss per share attributable to common stockholders – basic and diluted	$(0.21)	$(0.07)	$(0.36)	$(0.13)
Weighted average common shares outstanding – basic and diluted	385,945,332	289,823,175	371,519,800	284,054,689

Skillz Inc.
Consolidated Balance Sheets
(Unaudited, in thousands, except for number of shares and par value per share amounts)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$692,778	$262,728
Warrant exercise receivable	1,185	—
Prepaid expenses and other current assets	14,608	10,491
Total current assets	708,571	273,219
Property and equipment, net	5,701	5,292
Other long-term assets	6,186	3,910
Total assets	$720,458	$282,421
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,071	$22,039
Accrued professional fees	725	5,699
Short-term common stock warrant liabilities	77,607	—
Other current liabilities	35,531	19,618
Total current liabilities	124,934	47,356
Long-term common stock warrant liabilities	60,688	178,232
Other long-term liabilities	24	46
Total liabilities	185,646	225,634
Stockholders’ equity:
Preferred stock $0.0001 par value; 10 million shares authorized — 0 issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock $0.0001 par value; 625 million shares authorized; Class A common stock – 500 million shares authorized; 328 million and 292 million shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively; Class B common stock – 125 million shares authorized; 69 million and 78 million shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	39	37
Additional paid-in capital	906,275	295,065
Accumulated deficit	(371,502)	(238,315)
Total stockholders’ equity	534,812	56,787
Total liabilities and stockholders’ equity	$720,458	$282,421

Skillz Inc.
Reconciliation of GAAP Net loss to Adjusted EBITDA
(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net loss	$(79,595)	$(20,157)	$(133,187)	$(35,679)
Interest expense, net	25	957	49	1,273
Stock-based compensation	15,774	5,546	26,719	5,903
Change in fair value of common stock warrant liabilities	29,595	—	31,703	—
Provision for income taxes	65	28	107	53
Depreciation and amortization	547	327	1,102	635
Impairment Charges(2)	—	3,395	—	3,395
Other (income) expense, net	(80)	6,584	(130)	6,533
One-time nonrecurring expenses(1)	2,090	—	10,929	—
Adjusted EBITDA	$(31,579)	$(3,320)	$(62,708)	$(17,887)

(1) For the three and six months ended June 30, 2021, amounts represent one-time nonrecurring expenses related to the follow-on offering, Aarki acquisition, and executive severance expense.

(2) For the three and six months ended June 30, 2020, amounts represent an impairment charge of a lease deposit and prepayment in connection with a lease agreement related to our facilities in San Francisco.

Skillz Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Research and development	$10,140	$4,518	$17,422	$8,884
Less: stock-based compensation	(2,215)	(817)	(3,422)	(1,022)
Less: one-time nonrecurring expenses(1)	(139)	—	(277)	—
Non-GAAP research and development	$7,786	$3,701	$13,723	$7,862

Sales and marketing	$99,523	$52,369	$195,846	$99,194
Less: stock-based compensation	(2,550)	(957)	(4,388)	(1,073)
Less: one-time nonrecurring expenses(1)	(131)	—	(263)	—
Non-GAAP sales and marketing	$96,842	$51,412	$191,195	$98,121

General and administrative	$25,432	$11,642	$52,716	$16,475
Less: stock-based compensation	(11,009)	(3,772)	(18,909)	(3,808)
Less: impairment charges (2)	—	(3,395)	—	(3,395)
Less: one-time nonrecurring expenses(1)	(1,820)	—	(10,389)	—
Non-GAAP general and administrative	$12,603	$4,475	$23,418	$9,272

(1) For the three and six months ended June 30, 2021, amounts represent one-time nonrecurring expenses related to the follow-on offering, Aarki acquisition, and executive severance expense.

(2) For the three and six months ended June 30, 2020, amounts represent an impairment charge of a lease deposit and prepayment in connection with a lease agreement related to our facilities in San Francisco.

Skillz Inc.
Supplemental Financial Information
(Unaudited, in millions, except ARPU and ARPPU)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Monthly active users (“MAUs”)(1)	2.4	2.6	2.5	2.6
Average revenue per user (“ARPU”)(2)	$12.46	$7.69	$11.44	$6.65
Paying monthly active users (“PMAUs”)(3)	0.46	0.30	0.47	0.28
Average revenue per paying user (“ARPPU”)(4)	$64.36	$64.99	$62.06	$60.64
Gross marketplace volume (“GMV”)(5)	$609	$413	$1,175	$719

(1) “Monthly Active Users” or “MAUs” means the number of end-users who entered into a paid or free contest hosted on Skillz’s platform at least once in a month, averaged over each month in the period.

(2) “Paying Monthly Active Users” or “PMAUs” means the number of end-users who entered into a paid contest hosted on Skillz’s platform at least once in a month, averaged over each month in the period.

(3) “Average Revenue Per Monthly Active User” or “ARPU” means the average revenue in a given month divided by MAUs in that month, averaged over the period.

(4) “Average Revenue Per Paying Monthly Active User” or “ARPPU” means the average revenue in a given month divided by PMAUs in that month, averaged over the period.

(5) “GMV” or “Gross Marketplace Volume” means the total entry fees paid by users for contests hosted on Skillz’s platform. Total entry fees include entry fees paid by end-users using cash deposits, prior cash winnings from end-users’ accounts that have not been withdrawn, and end-user incentives used to enter paid entry fee contests.

Skillz Inc.
Long Lived Cohorts Build Long-Term Profitability
(Unaudited)